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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C.  20549


                                   FORM 8-K
                                CURRENT REPORT
    Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934


Date of Report: January 4, 1999

ACT Teleconferencing, Inc.
(Exact name of registrant as specified in its charter)


Colorado                 0-27560               84-1132665
(State of Incorporation) (Commission File No.) (IRS Employer Identification No.)


1658 Cole Boulevard, Suite 130, Golden, Colorado  80401
(Address of principal executive offices)          Zip Code


(303) 235-9000
(Registrant's telephone number)



Item 5. Other Events.

     On December, 31 1998, the registrant initiated a private offering of 250,000 Units, each comprised of one share of common stock and one warrant to purchase one share of common stock. The Units were offered at $5.50 each which was the average closing price of the registrant's common stock on the Nasdaq Small Cap Market for the preceding 10 trading days. The warrants are exercisable at $7.00 and expire December 31, 2003. The shares and the shares underlying the warrants entitle the holder to piggyback registration rights from June 30, 1999 through December 31, 2003. The offering is structured on a minimum/ maximum basis with the minimum comprised of 80,000 Units (gross proceeds of $440,000) and a maximum of 250,000 Units (gross proceeds of $1,375,000). The registrant is relying on the Rule 506 exemption from registration.

     At the close of business on January 4, 1999, the registrant had received subscription agreements for Units exceeding the minimum; signed subscription agreements were received from 10 persons for 150,000 Units, which will generate gross proceeds of $825,000. Subscribers were directors, officers and shareholders of the registrant. The offering will continue until the maximum is reached, the registrant terminates the offering, or January 15, 1999. The offering can be extended up to thirty days in the discretion of the registrant. The registrant will schedule one or more closings, but at least one closing to collect the proceeds from the sale of at least the minimum 80,000 Units will be held on or before January 15, 1999.
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     Proceeds will be used to support the registrant's rapid expansion of its international markets the implementation of agreements with Concert Global Networks Limited, for building a worldwide audio teleconferencing network, and with GTE Telephone Operating Companies for registrant's building of a video conferencing network. Of immediate importance is the increase in the registrant's tangible net assets that had dropped to approximately $1.9 million during the fourth quarter, which is below the $2,000,000 minimum required by the Nasdaq SmallCap Market for continued listing of the registrant's common stock and public warrants. Proceeds from the subscription agreements received on January 4, 1999 will increase tangible net assets to approximately $2,700,000 on or before January 15, 1999.

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                                  SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                                     ACT Teleconferencing, Inc.
                                                      (Registrant)

Date:  January 4, 1999                       By:/s/ Gavin Thomson
                                                      (Signature)
                                                     Gavin Thomson
                                                     Chief Financial Officer

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